CarrAmerica Realty Corporation

For the quarter ended March 31, 2004

Supplemental Quarterly Call Reconciliations—Exhibit 99.3

Debt Plus Preferred Stock to Market Capitalization Percentage Calculation

(In thousands)
Market value of common equity	$2,027,627
Preferred equity	201,250
Total Debt (less discount/swap)	1,708,755

Total Market Cap	$3,937,632

Preferred equity	$201,250
Total Debt (less discount/swap)	1,708,755

Debt plus Preferred Stock	$1,910,005

Debt plus Preferred to Market Capitalization	48.5%

Funds Available for Distribution Coverage

(In thousands)	Three Months Ended 03/31/2004
Net income	$15,230
Adjustments: Minority interest	2,026
FFO allocable to the minority Unitholders	(3,558)
Depreciation and amortization—REIT properties	31,756
Depreciation and amortization—Equity properties	3,481
Depreciation and amortization—Discontinued operations	—
Minority interests’ (non Unitholders) share of depreciation, amortization and net income	(273)
(Gain) loss on sale of properties	(56)

FFO as defined by NAREIT	48,606

Less: Preferred dividends, dividends on unvested restricted stock	(3,799)

FFO attributable to common shareholders	44,807

FFO allocable to the minority Unitholders	3,558

Diluted FFO available to common shareholders(1)	$48,365

Less: Lease commissions	(2,276)
Tenant improvements	(10,040)
Building capital additions	(1,408)
Straight line rent	(2,236)

Funds available for distribution to common shareholders(2)	$32,405

OP unit distributions	$(2,857)
Common dividends	(26,616)

Total Dividends and distributions	$(29,473)

Funds Available for Distribution Coverage	1.1	x

1	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.
2	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.

Projected Funds Available for Distribution Coverage 2004

(In millions)	Forecast 2004
Net income	$47 -59
Adjustments: Minority interest	9
FFO allocable to the minority Unitholders	(15)
Depreciation and amortization—REIT properties	127
Depreciation and amortization—Equity properties	13
Minority interests’ (non Unitholders) share of depreciation, amortization and net income	(1)

FFO as defined by NAREIT	180 - 192

Less: Preferred dividends, dividends on unvested restricted stock	(15)

FFO attributable to common shareholders	165 - 177

FFO allocable to the minority Unitholders	15

Diluted FFO available to common shareholders(1)	$180 - 192

Less: Lease commissions/Tenant improvements	60 - 70
Building capital additions	11 - 13
Straight line rent	5 - 7

Funds available for distribution to common shareholders(2)	$90 - 116

Dividends and distributions	$120 - 117

Funds Available for Distribution Coverage	.75x - 1.0	x

1	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.
2	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.